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                                                                 EXHIBIT 10.38

              LIMITED RECOURSE SECURED PROMISSORY NOTE


$624,000.00                                                   Goleta, California
                                                                  April 18, 1997

                  FOR VALUE RECEIVED, Diana M. Wilson, an individual ("Payor"), hereby promises to pay to Deckers Outdoor Corporation, a Delaware corporation, or order ("Payee"), the principal sum of Six Hundred Twenty-Four Thousand and no/100 Dollars ($624,000.00), together with interest from the date hereof on the unpaid principal balance hereunder at the rate of six and thirty-nine one hundredths percent (6.39%) (the "Rate") per annum, on the earlier to occur of
(i) the fifth anniversary of the date hereof (the "Maturity Date"), (ii) within ten (10) days following written demand by Payee if Payor's employment with Payee is terminated by Payee For Cause (as defined below) or (iii) within ten (10) days following written demand by Payee if Payor voluntary terminates her employment with Payee other than for Just Cause (as defined below). Interest hereunder shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. All payments of principal and interest under this Note are payable only in lawful money of the United States at 495A South Fairview, Goleta, California, 93117, or such other location as Payee may designate in writing. This Note may be prepaid in whole or in part at any time or from time to time at the option of Payor without any premium or penalty whatsoever. All prepayments shall be first applied to accrued interest on the date of such prepayment. The amount of any prepayment in excess of the accrued interest on the date of such prepayment shall be applied to reduce the principal balance due hereunder.

                  This Note and the obligations of Payor hereunder shall be secured by the One Hundred Thousand Shares (100,000) of Common Stock of Payee (the "Pledged Shares") pledged by Payor to Payee pursuant to that certain Stock Pledge Agreement of even date herewith between Payor and Payee. In the event that (a) Payor's employment is terminated by Payee For Cause or (b) Payor voluntarily terminates her employment other than for Just Cause, this Note and the obligations of Payor hereunder shall also be secured by any and all accrued and unpaid bonus and severance payments payable to Payor by Payee upon such termination of Payor's employment (the "Post-Termination Payments"). THE OBLIGATIONS OF PAYOR UNDER THIS NOTE ARE SECURED SOLELY BY THE PLEDGED SHARES AND, IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PRECEDING SENTENCE, THE POST-TERMINATION PAYMENTS. THIS NOTE AND THE OBLIGATIONS OF PAYOR HEREUNDER ARE NON-RECOURSE. For purposes of this agreement, (a) "Just Cause" means, without Payor's written consent, (i) any material diminution of Payor's duties, authority, responsibility, compensation or benefits (other than any reduction in benefits applicable to similarly situated executives as a group) including, without limitation, the removal of Payor's title as Chief Operating Officer and Vice President of Payee, any material reduction of Payor's authority to act in a capacity commensurate with such positions or any failure to provide or make available to Payor any material benefit provided or made available to similarly situated executives of Payee, or (ii) any relocation of Payor's principal place of employment to a location more than twenty-five (25) miles from Santa

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Barbara, California and (b) "For Cause" means the occurrence or existence of any of the following, as determined by a majority of the disinterested directors of Payee's Board: (i) a material breach by Payor of Payor's duty not to engage in any transaction that represents self-dealing with Payee or any of Payee's affiliates that has not been approved by a majority of the disinterested directors of Payee's Board, if in any such case such material breach remains uncured after the lapse of fifteen (15) days following the date that Payee has given Payor written notice thereof; (ii) any material act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct by Payor involving Payee or any of its affiliates; (iii) Payor's conviction or plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude (other than driving while intoxicated); (iv) any damage of a material nature to any property of Payee or any of its affiliates caused by Payor's willful or grossly negligent conduct; (v) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that renders Payor materially unfit to serve in Payor's capacity as an officer or employee of Payee or its affiliates; (vi) Payor's wilful failure to comply with the reasonable instructions of the Board of Directors after written notice to do so; or (vii) gross insubordination. For purposes of this Note, termination of Payor's employment as a result of Payor's death or disability shall not constitute termination "For Cause" but shall constitute termination by Payor for "Just Cause."

                  To the extent permitted by law, Payor agrees to pay interest on any interest payment due but unpaid on the unpaid principal balance hereof at the Rate, plus two percent (2%) per annum. Payor agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by Payee upon the failure by Payor to make any payment hereunder when due.

                  Nothing contained in this Note or in any agreements between Payor and Payee shall be deemed to require the payment by Payor of interest on the indebtedness evidenced by this Note in excess of the amount that Payee may lawfully contract to charge under applicable usury and other laws (the "Maximum Legal Rate"). All agreements between Payor and Payee deemed to pertain to this Note are expressly limited so that in no contingency or event shall the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of money to be loaned hereunder exceed the Maximum Legal Rate. If, under any circumstance whatsoever, the fulfillment of any obligation under this Note or any other agreement between Payee and Payor deemed to pertain to this Note shall involve exceeding the Maximum Legal Rate, then the obligation to be fulfilled by Payor shall be reduced the minimum amount required so that such obligation shall not exceed the Maximum Legal Rate.

                  Payor hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to exercise and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

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                  Payee agrees that this Note shall not be transferred without the prior written consent of Payor, which consent shall not be unreasonably withheld.

                  This Note is being delivered in connection with the loan by Payee to Payor of the principal amount hereunder, which Payor has used to purchase the Pledged Shares from Payee pursuant to an "Award" made by Payee to Payor within the meaning of Section 3 of Payee's 1993 Employee Stock Incentive Plan.

                  This Note has been executed and delivered in the State of California and shall be governed by and construed in accordance with the laws thereof without regard to its laws regarding choice of law or conflict of laws.


                                                  /s/ Diana M. Wilson
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                                                      Diana M. Wilson


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